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                         October 17, 2022

       James Quincey
       Chairman and Chief Executive Officer
       The Coca-Cola Company
       One Coca-Cola Plaza
       Atlanta, Georgia 30313

                                                        Re: The Coca-Cola
Company
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 11,
2022
                                                            File No. 001-02217

       Dear James Quincey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program